EXHIBIT 99.1

FOR FURTHER INFORMATION CONTACT:

AT THE COMPANY:
Deborah S. Lorenz
Vice President, Investor Relations &
Corporate Communications
925-249-4031
dlorenz@lipidsciences.com

FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 10, 2002

Lipid Sciences Elects S. Lewis Meyer to Board

Pleasanton, CA, July 10, 2002 — Lipid Sciences, Inc. (Nasdaq: LIPD), today announced that S. Lewis Meyer, Ph.D., has been elected to its Board of Directors. Dr. Meyer will serve as Chairman of the Audit Committee, as well as serve on the Nominating and Corporate Governance Committee. He was President and Chief Executive Officer of Imatron, Inc., a publicly held company engaged in designing, manufacturing and marketing of a high-performance electron beam tomography (EBT) scanner. He held that position from June 1993 until December 2001, when Imatron was acquired by General Electric Medical Systems. Prior to joining Imatron, Dr. Meyer was Vice President, Operations, of Otsuka Electronics (U.S.A.), Inc., Fort Collins, Colo., a manufacturer of clinical MR systems and analytical NMR spectrometers. Previously, he was founder, President and Chief Executive Officer of American Health Services Corp. (now Insight Health Services), a developer and operator of diagnostic imaging and treatment centers.

Dr. Meyer is the Chairman of the Board, Chairman of the Audit Committee and Chairman of the Compensation Committee for San Ramon, Calif.-based FiNet.com, Inc., a leading e-commerce provider of financing services that facilitate home ownership. He has served as a FiNet director since 1997 and became Chairman of the Board in October 2001. He is also Chairman of Positron Corporation, a Houston company primarily engaged in designing, manufacturing, marketing and supporting advanced medical imaging devices utilizing positron emission tomography (PET) technology.

Dr. Meyer serves as Chief Executive Officer of Lexite Labs Incorporated, a privately held biotechnology company based in Dixon, Calif. Lexite Labs uses its infinite antibody™ technology to develop a new generation of anti-cancer compounds that deliver diagnostic and therapeutic molecules to specific cell surface structures.

Dr. Meyer received his bachelor’s degree in physics from the University of the Pacific, Stockton, Calif., and his master’s and doctorate degrees in physics from Purdue University, West Lafayette, Indiana.

Christopher A. Marlett, Chairman of Lipid Sciences, commented, “One of our stated goals for this year is to expand our Board of Directors by adding members who have the skills and experience to contribute to our success. Lew brings to us tremendous expertise in dealing with the business issues of a development-stage company. He also has a wealth of experience in the biotech industry and with corporations that have promising new platform technologies such as delivering a revolutionary new technology to the cardiology market with the EBT scanner. We look forward to having Lew serve on our Board.”

Lipid Sciences, Inc. is a development-stage biotechnology company focused in the area of removal of lipids from plasma proteins. The company has patented a platform technology that has potential applications across multiple billion-dollar markets, and is currently developing two medical technologies: the Vascular Lipid Removal System (VLR™) and the Viral/Pathogen Inactivation System (VPI™). The VLR System is targeted at treating conditions caused by an overabundance of lipids in the vascular system including but not limited to heart disease, stroke and peripheral vascular disease. The VPI System is targeted toward treating viral conditions that include HIV, Hepatitis B and C, and Herpes viruses.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual outcomes and results to differ materially from these statements. Risks and uncertainties include: Lipid Sciences’ ability to attract and retain qualified additional members to its Board of Directors; Lipid Sciences’ ability to successfully complete its Phase I Clinical Trial to determine the safety of its delipidation process; the efficacy of Lipid Sciences’ technology in treating conditions caused by an overabundance of lipids in the vascular system or viral conditions; and challenges inherent in new product development. Risks and uncertainties may also include those set forth in the Lipid Sciences’ (formerly known as NZ Corporation) Annual Report on Form 10-K for the year ended December 31, 2001, and other documents filed by Lipid Sciences from time to time with the Securities and Exchange Commission. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov. Lipid Sciences assumes no obligation to update the forward-looking statements included in this document.